Exhibit 99.2

FOR IMMEDIATE RELEASE

Dobson Communications and Cingular Wireless Complete Exchange of Markets

     OKLAHOMA CITY, February 17, 2004 (PRIMEZONE) — Dobson Communications Corporation (Nasdaq: DCEL) and Cingular Wireless, a joint venture of SBC Communications (NYSE: SBC) and BellSouth (NYSE: BLS), today announced the completion of their exchange of Dobson’s ownership in its Maryland Rural Service Area 2 for Cingular’s ownership in Michigan RSA 5.

     As part of the transaction, Cingular paid Dobson $22 million and transferred to Dobson its one-percent ownership interests in Texas RSA 2 and Oklahoma RSAs 5 and 7. Dobson is the majority owner of these three markets.

     Maryland RSA 2 covers a population of approximately 471,700, including the cities of Ocean City, Salisbury, Easton and Cambridge.

     Michigan RSA 5 property covers a population of 169,400, including the cities of Cadillac, Manistee, and Ludington, and is contiguous to Dobson’s MI RSA 3 property. Dobson has also announced its intention to acquire the assets of NPI-Omnipoint Wireless, LLC (“NPI”), which provides 1900 MHz GSM wireless service to other markets in northern Michigan.

     As a result of the exchange with Cingular, Dobson will report approximately 19,900 acquired subscribers in the first quarter ending March 31, 2004, representing MI RSA 5’s subscriber base. Dobson has for several years managed the Michigan property for Cingular and said that the exchange of properties will not have a material impact on its capital expenditure expectations for 2004.

About Dobson Communications

     Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 16 states, with markets covering a population of 10.6 million. The Company serves 1.6 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.

     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, completion of the Company’s plans to acquire the assets of NPI. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:
Dobson Communications Corporation